OPTION AND ASSET PURCHASE AGREEMENT


     This Option and Asset Purchase Agreement (the "Agreement") is made as of this 8th day of July 1996, by and between PerArdua Corporation, a corporation organized under the laws of the State of Missouri (hereinafter "Buyer") and PerArdua Investors, L.P., a limited partnership organized under the laws of the State of California (hereinafter "Seller").

     This   Agreement  is  made  with  respect  to  the   following   facts  and
circumstances.

     A. Seller possesses a certain exclusive license to manufacture and market products related to a pharmaceutical drug called Thiofoscarnet or Thiovir, as more particularly described in that certain Option & License Agreement between the University of Southern California ("USC") and Seller effective as of March 28, 1994, a copy of which, as amended, is attached hereto as Exhibit A (as amended, the "License Agreement");

     B. Buyer desires to grant Seller an option to purchase the foregoing assets; and

     C. Seller and Buyer have agreed upon the terms and conditions of such option and the exercise thereof.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged , Seller and Buyer agree as follows:

1. DEFINITIONS.

     The terms below shall, for the purpose of this Agreement, have the following meanings:

     (a) "Agreement" shall mean this Option and Asset Purchase Agreement.

     (b) "Assets" shall mean (1) any and all license and option rights of Seller described in the License Agreement; (2) the rights to the use of the name "PerArdua" or any variation thereof to the extent Seller possesses such rights as of the date of this Agreement (the "Corporate Name"); (3) all of Seller's right, title and interest to any and all trade secrets, technical information, test data, clinical trial data, products, inventions, product design information, copyrights, trademarks and any other intellectual property relating in any way to TPFA, or any other anti-viral drug, and any and all physical properties, including without limitation written documents, print-outs, notes, tapes, films, blueprints, drawings, sketches, diskettes, floppy disks, or the like, which embody any of the foregoing described intellectual property to the extent Seller possesses such rights as of the date of this Agreement; and (4) all of Sellers right, title and interest in and under those certain Research Agreements listed on Appendix B of the License Agreement.
                   (c) "Assumable Liabilities" means those current liabilities of Seller, which shall be assumed by Buyer to the extent provided in this Agreement and which are more particularly described on Exhibit B attached hereto.

                   (d) "Closing" shall mean delivery by Buyer and Seller of those items specified in Sections 7.2 and 7.3 hereof, which closing shall take place by delivery of signed documents by each party and delivery by Buyer of a certified check on the Closing Date in the offices of Greene, Radovsky, Maloney & Share LLP ("GRM&S"), Spear Street Tower, Suite 4200, San Francisco, California.
                   (e) "Closing Date" shall mean the date which is five (5) business days following the date on which the Option Exercise Notice is delivered to the Company.


                   (f) "Corporate Name" shall have the meaning set forth in Section l(b) of this Agreement.

                   (g) "Notice of USC Consent" shall mean the notice delivered by Seller to Buyer notifying Buyer that USC has consented to the assignment of the License Agreement.

                   (h) "Option" shall mean the option described in Section 2 of this Agreement.

                   (i) "Option Exercise Notice" shall mean the notice of option exercise delivered by Buyer to Seller notifying Seller of Buyer's exercise of the option.

                   (j) "Option Exercise Period" shall mean the period commencing the date hereof and ending at 5:00 p.m. local time on September 15, 1996.

                   (k) "Option Premium" shall mean One Hundred Thousand Dollars ($100,000) cash, which Option Premium shall be payable as provided in Section
2.2 hereof.

                   (l) "Purchase Price" shall be Three Hundred Fifty Thousand Dollars ($350,000) plus the amount, if any, of the Assumable Liabilities which have been paid by Seller on or prior to the Closing Date, which Purchase Price shall be payable as provided in Section 3.1, subject to adjustment in accordance with Section 8 of this Agreement.

                   (m)   "Stockholders'   Agreement"  shall  mean  that  certain
agreement among the Buyer's stockholders, a form of which is set forth on Exhibit C hereto.

                   (n) "TPFA" shall mean the drug known as Thiofoscarnet and Thiovir.

2. OPTION.

         2.1. Grant of Option. Seller hereby grants to Buyer the option to purchase the Assets on the terms and conditions set forth in this Agreement.

         2.2. Option Premium. Within three (3) business days of the date on which Buyer receives the Notice of USC Consent, Buyer shall pay Seller the Option Premium by certified check made payable to GRM&S as consideration for the grant of the Option. This Option Premium shall not be applied to the Purchase Price, and shall be retained by Seller whether or not the Option is exercised.

         2.3. Exercise of Option. The Option is exercisable at any time during the Option Exercise Period by delivery of the Option Exercise Notice. If the Option is not exercised during the Option Exercise Period, it shall lapse and be of no further force and effect.

         2.4. Acknowledgement of Deliveries by Buyer. Seller hereby acknowledges receipt of each of the following from the Buyer:

               2.4.1. The Stockholders' Agreement duly executed by the Buyer and by Francis E. O'Donnell, Jr., Samuel P. Sears, Jr., as Trustee for the Jonnie R. Williams Irrevocable Trust #1, Samuel P. Sears, Jr. and Thomas DePetrillo.

               2.4.2. Duly executed stock certificates and stock warrants of the Buyer representing Buyer's Common Stock and issued in the names, and for the amounts, set forth on Exhibit E attached hereto.

         2.5.   Acknowledement  of  Deliveries  by  Seller.   The  Buyer  hereby
acknowledges receipt of each of the following from Seller:

               2.5.1. Stock subscription forms duly executed by each of the individuals and/or entities listed on Exhibit E attached hereto.

               2.5.2. The Stockholders' Agreement, duly executed by each of the individuals and/or entities set forth on Exhibit E.

               2.5.3. The letter with respect to the Corporate Name, duly executed by Seller and by PerArdua, Inc., as general partner of Seller in the form attached hereto as Exhibit F.

3. PURCHASE AND SALE.

         3.1. Purchase and Sale; Purchase Price. Subject to the conditions set forth in this Agreement, upon Buyer's exercise of the Option in accordance with this Agreement, Seller shall sell, and Buyer shall purchase, the Assets on and as of the Closing Date in consideration of payment of the Purchase Price.

         3.2. Payment Terms. The Purchase Price shall be paid to Buyer in cash by certified check payable to GRM&S at the Closing.

4. ASSUMPTION OF OBLIGATIONS AND LIABILITIES.

         4.1. Assumable Liabilities. In connection with the purchase described in this Agreement, Buyer shall assume the balance, if any, of those Assumable Liabilities which have not been paid prior to the Closing Date. As of the Closing, Buyer does assume and agree to pay when due and perform those debts, liabilities, obligations and contracts of any kind and nature as provided in the Assignment of License Agreement set forth in Exhibit G.

         4.2. Indemnity. Buyer hereby agrees to save Seller harmless from and indemnify and defend Seller against any and all injury, loss, damage, liability (or any claims in respect to the foregoing), costs or expenses (including, without limitation, attorneys' fees, reasonable investigation and discovery costs), of whatever nature, to any person or property caused or claimed to be caused by or resulting from the violation, alleged or otherwise, of any provision of the License Agreement which occurs or is claimed to have occurred on or after the Closing Date.

 5. WARRANTIES AND REPRESENTATIONS.

         5.1. Buyer's Warranties and Representations. Buyer hereby warrants and represents the following:

               5.1.1 Organizational Power; Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Missouri, has all requisite corporate power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted, and is duly qualified and authorized to do business in each jurisdiction in which Buyer is required to be so qualified. Buyer hereby certifies that, except as provided in the preceding sentence, there is no other jurisdiction in which the properties owned by Buyer or the business conducted by Buyer or hereafter proposed to be conducted by Buyer would make such qualification necessary.

               5.1.2. Capital Structure. The authorized capital stock of the Buyer consists solely of 10,000,000 shares of common stock, $.001 par value, of which 1,000,000 shares are validly issued and outstanding, fully paid and nonassessable (the "Buyer's Common Stock"). The owners of the Buyer's Common Stock are set forth on Exhibit D attached hereto. There are no outstanding or authorized subscriptions, warrants, options calls, rights, commitments or other agreements or understandings of any character which obligate or may obligate Buyer to issue any additional shares of its capital stock or any securities convertible into or evidencing the right to subscribe for any shares of Buyer's capital stock, except as may be set forth on said Exhibit D.

               5.1.3. Authorization of Agreement. The Buyer has the right and power and has taken all necessary action to execute, deliver and perform this Agreement and all documents executed by Buyer in accordance with the terms of this Agreement. This Agreement has been duly executed and delivered by a duly authorized officer of the Buyer and is a legal, valid and binding obligation of the Buyer, enforceable in accordance with its terms.

               5.1.4. No Subsidiaries. Buyer has no interest in any subsidiary corporations, nor is Buyer a participant in any joint venture, partnership or similar arrangement.

               5.1.5. Compliance of Agreement. The execution, delivery and performance of this Agreement on the part of the Buyer and the consummation by Buyer of the transactions contemplated in this Agreement in accordance with its terms does not (a) require the consent, approval or authorization of any person or governmental entity, (b) violate any applicable law relating to the Buyer, or
(c) conflict with, result in a breach of, or constitute a default under any provision of the charter documents or by-laws of Buyer, or any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation, agreement, instrument or liability to which Buyer is a party or is bound or to which any of its assets are subject, or result in the creation of any lien or encumbrance upon said assets or Buyer's Common Stock.

               5.1.6. No Litigation. There is currently no claim, litigation, proceeding or governmental investigation pending or threatened against or relating to Buyer or the transactions contemplated by this Agreement. Buyer shall give Seller immediate notice of any such claim, litigation proceeding or investigation which becomes known to it on or before the Closing Date.

               5.1.7. Tax Compliance. All United States federal, state and local and foreign national, provincial and local and all other taxes, customs, impositions, assessments and other charges in the nature thereof, which are due and payable, have been paid or otherwise satisfied in full.


               5.1.8. Compliance with Laws. Currently and as of the Closing Date, Buyer is in compliance with all federal, state and local laws, ordinances, rules and, to the best knowledge of Buyer, has not been cited for the violation of any such law, rule, ordinance or regulation.

               5.1.9. Financial Condition. As of the date hereof, but prior to the performance of the obligations to be performed at the Closing, the Buyer's accrued liabilities (the "Accrued Liabilities") shall not exceed Twenty Thousand Dollars ($20,000) in the aggregate, all as more particularly shown on the balance sheet and pro forma financial statements attached hereto as Schedule
1. As of the date hereof and the Closing Date, there are no outstanding liabilities or other monetary obligations or other agreements or understanding to make monetary payments, authorized or unauthorized, of any character which relate to Buyer in any way or manner other than the Accrued Liabilities as shown on Schedule 1.

               5.1.10. Agreements. There are no outstanding agreements or understandings, authorized or unauthorized, of any character which obligate or may obligate Buyer in any way or manner other than those agreements listed on
Schedule 2 attached hereto and incorporated herein, a full and complete copy of each of which has been previously delivered to Seller.

               5.1.11. Brokers/Finders. No broker, finder, agent or similar intermediary has acted on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees, or similar fees or commissions in connection therewith based on any agreement, arrangement or understanding with the Buyer or any action taken by the Buyer.

               5.1.12. Completeness of Warranties and Representations. All representations and warranties contained in this Section 5.1 or made in writing by Buyer in connection with the transaction herein provided for shall be true and correct on the date hereof, and on the Closing Date as if made on that date, and liability for misrepresentation or breach of warranty or covenant shall survive the execution and delivery of this Agreement and the Closing as provided in Section 9.7. In addition, none of the representations and warranties made in this Section 5.1 contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading. It is agreed that Seller's damages resulting from misrepresentation or breach of warranty or covenant by Buyer shall include, without limitation, court costs and reasonable attorney's fees, reasonably incurred or sustained by Seller in connection therewith.

         5.2. Seller's Warrant and Representations. Seller hereby warrants and represents, to the best of its knowledge, the following:

               5.2.1. Organizational Power; Qualification. The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of California, has all requisite power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted, and is duly qualified and authorized to do business in each jurisdiction in which Seller is required to be so qualified. Seller hereby certifies that, except as provided in the preceding sentence, there is no other jurisdiction in which the properties owned by Buyer or the business conducted by Buyer or hereafter proposed to be conducted by Buyer would make such qualification necessary.

               5.2.2. General Partner. The sole general partner of the Seller is PerArdua, Inc., a corporation duly organized, validly existing and in good standing under the laws of California. PerArdua, Inc., has the corporate power and authority to act as general partner of Seller.

               5.2.3. Authorization of Agreement. The Seller has the right and power and has taken all necessary action to authorize it to execute, deliver and perform this Agreement in accordance with its terms. This Agreement has been duly executed and delivered by a duly authorized officer of PerArdua, Inc., acting in the name and on behalf of PerArdua, Inc. as the sole general partner of the Seller. This Agreement is a legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

               5.2.4. Compliance of Agreement. Except for the consent referenced in Section 6.3, the execution, delivery and performance of this Agreement on the part of the Seller and the consummation by Seller of the transactions contemplated in this Agreement in accordance with its terms do not (a) require the consent, approval or authorization of any person or governmental entity, (b) violate any applicable law relating to the Seller, (c) conflict with, result in a breach of, or constitute a default under any provision of the charter documents or by-laws of Seller, or (d) violate any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation, agreement, instrument or liability to which

Seller is a party or is bound or to which any of its assets are subject, or result in the creation of any lien or encumbrance upon said assets.


               5.2.5. No Litigation. There is currently no claim, litigation, proceeding or governmental investigation pending or threatened against or relating to the Assets or the transactions contemplated by this Agreement.
Seller shall give Buyer immediate notice of any such claim, litigation proceeding or investigation which becomes know to it on or before the Closing Date.

               5.2.6. Tax Compliance. All United States federal, state and local and foreign national, provincial and local and all other taxes, customs, impositions, assessments and other charges in the nature thereof, which are due and payable, have been paid or otherwise satisfied in full.

               5.2.7. Financial Condition. The Assumable Liabilities constitute the only liabilities of the Seller as of the date of this Agreement. There are no other liabilities of any kind, whether accrued, accruable, contingent or otherwise, of Seller as of said date, except contingent liabilities to University of Southern California and BioStrategics International, Inc.

               5.2.8. Brokers/Finders. Except with respect to those contingent amounts which may become due to BioStrategics International, Inc., and Toni Gray in connection with this transaction as referenced in Section 5.2.7, which contingent amounts the Seller has agreed to pay, no broker, finder, agent or similar intermediary has acted on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders fees, or similar fees or commissions in connection therewith based on any agreement, arrangement or understanding with the Seller or any action taken by the Seller.

               5.2.9. Completeness of Warranties and Representations. To the extent provided herein, all representations and warranties contained in this
Section 5.2 or made in writing by Seller in connection with the transaction herein provided for shall be true and correct on the date hereof, and on the Closing Date as if made on that date, and liability for misrepresentation or breach of warranty or covenant shall survive the execution and delivery of this Agreement and the Closing as provided in Section 9.7. In addition, none of the representations and warranties made in this Section 5.2 contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading. It is agreed that Buyer's damages resulting from misrepresentation or breach of warranty or covenant by Seller shall include, without limitation, court costs and reasonable attorney's fees, reasonably incurred or sustained by Seller in connection therewith.

               5.2.10. Negation of Warranties.



               (a) Nothing in this Agreement shal1 be construed as: (i) a warranty or representation by Seller as to the validity or scope of the Patent, as defined in the License Agreement, and/or Patent Application, as defined in the License Agreement; (ii) a warranty or representation that any Products, as defined in the License Agreement, made, used, sold or otherwise disposed of under any license granted in this Agreement or the License Agreement is or will be free from infringement of patents of third parties; or (iii) an obligation to bring or prosecute actions or suits against third parties for infringement.

               (b) Seller makes no express or implied warranties of merchantability or fitness for a particular purpose, nor does Seller represent that the rights granted hereunder will result in Products that are commercially successful.

               (c) Buyer further agrees that it will not rely upon technical information provided by Sellers in developing and manufacturing any Products hereunder, but will independently test, analyze and evaluate all Products prior to manufacture and distribution of such Products.

6. CONDITIONS.

         6.1. Conditions to Obligations of Buyer. The obligations of the Buyer to be performed at the Closing in accordance with Section 7.2 of this Agreement shall be subject and conditional upon each of the following, all or any portion of which may be waived by Buyer in its sole discretion (singularly and collectively, the "Buyer Waived Condition"), which waiver shall be evidenced only by a written instrument executed by the Buyer and which waiver shall also automatically waive Buyer's right to claim a breach of this Agreement by Seller based upon lack of performance by Seller of any such Buyer Waived Condition:

               6.1.1. All of the warranties and representations of the Seller set forth in Section 5.2 of this Agreement shall be true and complete on and as of the Closing Date.

               6.1.2. All of the obligations of the Seller to be performed at the Closing shall have been performed in full.

               6.1.3. No action, proceeding, investigation, regulation or legislation shall have been instituted threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit or to obtain substantial damages in respect, of or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

         6.2. Conditions to Obligations of Seller. The obligations of the Seller to be performed at the Closing in accordance with Section 7.3 of this Agreement shall be subject and conditional upon each of the following, all or any portion of which may be waived by Seller in its sole discretion (singularly and collectively, the "Seller Waived Condition"), which waiver shall be evidenced only by a written instrument executed by the Seller and which waiver shall also automatically waive Seller's right to, claim a breach of this Agreement by Buyer based upon lack of performance by Buyer of any such Seller Waived Condition:


               6.2.1. All of the warranties and representations of the Buyer set forth in Section 5.1 of this Agreement shall be true and complete on and as of the Closing Date.

               6.2.2. All of the obligations of the Buyer to be performed at the Closing shall have been performed in full.

               6.2.3. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain or prohibit or to obtain substantial damages in respect of or which is related to or arises out of this Agreement or the consummation of the transactions contemplated hereby.

         6.3. Approval by USC. Notwithstanding the above conditions to performance by Buyer and Seller of their respective obligations hereunder at the Closing, the Closing shall not be deemed to have occurred unless and until formal approval of the assignment of the Assets by USC in a form reasonably satisfactory to the parties is received by Buyer and a copy thereof is delivered to Seller. Buyer and Seller each agree to make best efforts to secure approval of the assignment of the Assets by USC as soon as practicable after the date of this Agreement.

7. CLOSING TRANSACTIONS.

         7.1. Closing. The purchase and sale of the Assets shall be effected on the Closing Date at the Closing.

         7.2. Delivery by Buyer. The Buyer shall deliver to Seller at the Closing the Purchase Price in the amount and the manner set forth in Article 3 of this Agreement.

         7.3. Delivery by Seller. The Seller shall deliver to Buyer at the Closing the Assignment of the License Agreement in the form attached hereto and incorporated herein as Exhibit G.

         7.4. Name Change. The Seller and its General Partner shall do all acts necessary to enable Buyer to amend its Articles of Incorporation to change its name to PerArdua, Inc. including executing any necessary consents, certificates of amendment, or any other document prepared by Buyer.

8.  ADJUSTMENT TO PURCHASE PRICE

         8.1. Adjustment To Purchase Price For Assumable Liabilities. In the event the aggregate amount of Assumable Liabilities is reduced below that total amount listed in Exhibit B on or before the Closing, the Purchase Price shall be adjusted at the Closing to equal Three Hundred Fifty Thousand Dollars ($350,000) plus that amount by which the aggregate amount of Assumable Liabilities has been so reduced (the "Reduced Amount").

         8.2. Post-Closing Adjustment to Purchase Price. In the event Buyer shall sell all or any portion of the Assets in consideration for Five Million Dollars ($5,000,000) or more at any time prior to the date the Buyer may file with the Securities and Exchange Commission a registration statement for the sale of Buyer's securities in an initial public offering of such securities to the public, then the Purchase Price shall automatically be equal to forty-nine percent (49%) of the consideration received by Buyer from said sale of Assets (the "Asset Consideration"). Within ten (10) days after receipt of the Asset Consideration, Buyer shall pay to Seller the balance of the Purchase Price (as adjusted pursuant to this Section 8.2) which has not previously been paid to Seller. In the event that all or any portion of said Asset Consideration is paid to Buyer in securities or other instruments or property, then the amount to be paid to Seller hereunder may be paid by Buyer in such securities or other instruments or property pro rata to the extent received by Buyer.

9. MISCELLANEOUS

         9.1. Notices. All notices under this Agreement shall be deemed delivered upon personal delivery to Buyer or Seller, as the case may be, or five
(5) business days after deposit in the United States mail, registered or certified, postage fully prepaid and addressed to the respective parties, effective on delivery (or deemed delivery) or on receipt if by reputable courier service which provides written evidence of delivery, or on receipt at the telephone number designated herein if by telephone facsimile (i.e. "fax"), to the addresses stated in the first paragraph of this Agreement, or such other address as the parties may from time to time designate in writing. Notices to any party shall be sent to it at the following address, or any other address of which the other party is notified in writing:

          If to the Buyer:              PerArdua    Corporation,    a   Missouri
                                        corporation  c/o  Francis E.  O'Donnell,
                                        Jr.,  M.D. 709 The Hamptons Lane, Town &
                                        Country,   Missouri   63017  Fax:  (314)
                                        434-7030 -

          If to the Seller:             PerArdua  Investors,  L.P. c/o Martin I.
                                        Zankel 900 Front  Street,  Suite 300 San
                                        Francisco, CA 94111 Fax: (415) 956-1152


         9.2. Binding Effect; Assignment. All the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No assignment hereof shall relieve any party of its obligations hereunder.

         9.3. Amendments. Any term, agreement or condition of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing signed all the parties hereto or, in the case of a waiver, by the party waiving an obligation, or condition applicable to the other party.

         9.4. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of the such provision or the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         9.5. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

         9.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

         9.7. Survival. The representations and warranties contained in Sections
5.1 and 5.2 of this Agreement shall survive the Closing for a period of one year (the "Limitation Period") and shall be in addition to any other obligations or liabilities either party hereto may have to the other party at common law or otherwise.



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         9.8.  Attorneys'  Fees.  In  the  event  of  litigation,   arbitration,
mediation, or other proceeding  ("Proceeding") is initiated by any party against
any  other  party  to  enforce,   interpret  or  otherwise  obtain  judicial  or
quasi-judicial relief in connection with this Agreement, the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party all costs, expenses, and actual attorney's fees relating to or arising out of (1) such Proceeding (whether or not such Proceeding proceeds to judgment), and (2) any post-judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's fees.

         9.9. Further Assurances. Seller and Buyer each agree to execute any and all documents and agreements reasonably requested by the other party to further evidence or effectuate this Agreement.

         9.10. Termination of Agreement.

               9.10.1. This Agreement may be terminated prior to the Closing upon the occurrence of the following:

                   (a) At the election of the Seller, if any one or more of the conditions to its obligation to close has not been fulfilled as of the Closing Date, or shall have become incapable of fulfillment prior to such time, or if the Buyer has breached any material covenant or agreement contained in this Agreement;

                   (b) At the election of the Buyer, if any one or more of the conditions to its obligation to close has not been fulfilled as of the Closing Date, or shall have become incapable of fulfillment prior to such time, or if the Seller has breached any material covenant or agreement contained in this Agreement;

                   (c) At the election of either the Seller or the Buyer, if formal approval of the assignment of the Assets by USC is not received at least ten (10) days prior to the Closing Date;

                   (d) At the election of either the Seller or the Buyer, if the consummation of the transaction contemplated hereunder are enjoined by a final order of a court of competent jurisdiction from which no appeal may be taken; or

                   (e) At any time on or prior to the Closing Date, by mutual written consent of the Seller and the Buyer.

In the event this Agreement is terminated as provided above, the Agreement shall immediately thereupon become null and void and



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         shall have no further force or effect,  except to the extent  otherwise provided herein.

         9.11. Limitation on Liability. If Buyer or Seller shall be more than one person or entity, the obligation of either Buyer or Seller hereunder shall be joint and several. Except as specifically provided herein, no trustee or beneficiary of any trust, no officer, shareholder or director of any corporation, no partner in any joint venture or partnership, and no individual or other entity who or which holds either Buyer's or Seller's interest in this Agreement shall be personally liable for any of the agreements, express or implied, hereunder except that such Agreement shall, as the case may be, be binding upon (i) the trustees of a trust personally as trustees, but not individually, and upon the trust estate, or (ii) upon an individual, a group of individuals jointly and severally, joint venture or partnership but only to the extent of their ownership interest in this Agreement and the proceeds and profits therefrom. Nothing in this Section 9.11 shall be construed as a bar to any injunctive remedy or equitable relief available to either Buyer or Seller.

         9.12. Time of Essence.  Time is of the essence of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

Buyer:                                        Seller:

PerArdua Corporation,                         PerArdua Investors, L.P.,
a Missouri corporation                        a California corporation


/s/ Samuel P. Sears, Jr.                      By: PerArdua, Inc., a
----------------------------                      California corporation
By: Samuel P. Sears, Jr.                          Its General Partner
    Treasurer

                                              By: /s/ Herbert A. West
                                                  -----------------------
                                                   Herbert A. West
                                              Its: Vice President



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